UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 340-4949

............................................................................................................................................................

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 29, 2016, Lightwave Logic, Inc. (the “Company”) signed a $20 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. The Company also entered into a registration rights agreement (the “RRA”) with LPC whereby the Company agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission (“SEC”) covering the shares of the Company’s common stock that may be issued to LPC under the Purchase Agreement.

After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 36-month period to sell shares of common stock to LPC in amounts up to 100,000 shares per regular sale, which may be increased to up to 200,000 shares depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $20 million (“Regular Purchases”). In addition to Regular Purchases and subject to the terms and conditions of the Purchase Agreement, the Company in its sole discretion may direct LPC on each purchase date to make “accelerated purchases” on the following business day as provided in Purchase Agreement.

There are no upper limits on the per share price LPC may pay to purchase our common stock, however the Company may not sell more than $500,000 in shares of common stock to LPC per Regular Purchase. The purchase price of the shares related to the $20 million of future funding will be based on the prevailing market prices of the Company’s shares without any fixed discount. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to LPC.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.

In consideration for entering into the $20 million agreement, we issued to LPC 350,000 shares of our common stock as a commitment fee and shall issue up to 650,000 shares pro rata, when and if, LPC purchases at the Company’s discretion the $20 million aggregate commitment. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The proceeds received by the Company under the Purchase Agreement are expected to be used for any corporate purpose at the sole discretion of the Company.

The foregoing description of the Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 1, 2016, the Company and LPC entered into an agreement (the “Termination Agreement”) to terminate that certain Purchase Agreement dated as of June 6, 2013 (the “2013 Purchase Agreement”) and to terminate that certain Registration Rights Agreement dated as of June 6, 2013 (the “2013 RRA”), both by and between the Company and LPC. The Termination Agreement, effective immediately, terminated the respective future covenants, agreements, obligations and commitments of the Company and LPC thereunder, and any and all rights, duties and obligations arising thereunder or in connection with the 2013 Purchase Agreement and its related transaction documents (other than the Termination Agreement). However, certain representations and warranties of the Company and LPC, the indemnification provisions under the 2013 Purchase Agreement, and miscellaneous covenants under the 2013 Purchase Agreement shall survive the termination of the 2013 Purchase Agreement. The Company will not incur any early termination penalties in connection with the termination of the 2013 Purchase Agreement. Pursuant to the terms of the 2013 Purchase Agreement, the Company had the right to sell to LPC up to $20 Million in shares of the Company’s common stock.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of each of which is attached hereto as Exhibit 10.3, and which is incorporated herein in its entirety by reference. The foregoing description of the 2013 Purchase Agreement and the 2013 RRA is not complete and is qualified in its entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2013 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On February 1, 2016, the Company issued a press release announcing the transaction with LPC (the “Press Release”).  The Press Release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a)

 Not applicable.

(b)

 Not applicable.

(c)

 Not applicable.

(d)

 Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Purchase Agreement, dated as of January 29, 2016, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
10.2	Registration Rights Agreement, dated as of January 29, 2016, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
10.3	Termination Agreement, dated as of February 1, 2016, by and between the Company and Lincoln Park Capital Fund, LLC	Attached hereto
99.1	Press Release, dated February 1, 2016	Attached hereto

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2016

LIGHTWAVE LOGIC, INC.

By:	/s/ James S. Marcelli
Name:	James S. Marcelli
Title:	President and Chief Operating Officer

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